Exhibit 10.25
EMPLOYMENT AND NONCOMPETITION AGREEMENT
     THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into by and between Blackbaud, Inc., a Delaware corporation (the “Company”) and Marc Chardon (“Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as the President and Chief Executive Officer of the Company; and
     WHEREAS, Executive is willing to accept employment on such terms, in accordance with the terms of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, IT IS HEREBY AGREED AS FOLLOWS:
AGREEMENT
     1. Employment; Term. Subject to and upon the terms and conditions herein provided, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company for the term of this Agreement, which term shall begin as of November 28, 2005 (the “Effective Date”) and shall continue for a period of five (5) years thereafter (the “Term”), unless Executive’s employment is earlier terminated as provided in Section 4 herein.
     2. Executive Responsibilities. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall have the power and authority to conduct the business of the Company commensurate with the office of Chief Executive Officer. Executive shall perform duties consistent with Executive’s knowledge, experience and position with the Company. In performing such duties, Executive shall be subject to and shall abide by all written policies and procedures developed by the Company for, and all the written rules and regulations applicable to, senior executives of the Company, and such written policies, procedures, rules and regulations shall be provided to Executive.
     During the Term, Executive shall devote his entire business time, energies, skills and attention to the affairs and activities of the Company and the discharge of his duties and responsibilities; provided, however, that Executive shall be allowed to serve on the board of directors of no more than three (3) for-profit or not-for-profit entities that are not affiliated with the Company and any additional boards of directors as have been or may be approved in advance by the Chairman of the Company’s Board of Directors (the “Board”); and provided further, however, that Executive’s ability to devote the required time, energies, skills and attention to perform his duties hereunder is not impaired. Upon commencement of the Term, the Board shall appoint Executive as a member of the Board.

     3. Compensation and Benefits.
          3.1 Base Salary. In consideration for the services provided hereunder, during the Term of this Agreement, the Company shall pay to Executive an annual base salary of no less than $525,000.00, subject to applicable federal, state and local payroll taxes and other withholdings required by law or properly requested by Executive (as increased from time to time, the “Base Salary”). The Base Salary shall be payable in conformity with the Company’s customary payroll practices. The Board will consider increases to the Base Salary on an annual basis; provided, however, that such Base Salary shall be increased solely at the discretion of the Board.
          3.2 Bonus. During the Term of this Agreement, Executive shall be eligible to receive a bonus (“Bonus Compensation”) targeted at no less than $450,000.00 annually. The payout scale and the formula to be used to calculate the Bonus Compensation payable to Executive will be set out in Exhibit A hereto and mutually agreed upon annually. In the event such formula changes by mutual agreement of the parties, the parties will sign and attach such revised formulae, if any, to Exhibit A (e.g., Exhibit A-1, etc.). Executive is eligible to earn up to two (2) times the annual target bonus if certain performance goals are met, as further described in Exhibit A hereto. Bonus Compensation is payable in the year following the year in which it is earned within thirty (30) calendar days after finalization of financial results used to calculate the amount of Bonus Compensation.
          3.3 Additional Compensation and Benefits. During the Term of this Agreement, Executive shall also be eligible for the following additional compensation and benefits:
     a. Executive, at the Company’s expense, shall be eligible to participate in all employee benefit plans and fringe benefits (including post-retirement benefit plans and programs, if any) as may be provided by the Company from time to time on the same basis as other senior executives of the Company are eligible, subject to and to the extent that Executive is eligible under such benefit plans in accordance with their respective terms.
     b. Executive shall be entitled to reasonable periods of paid vacation, personal and sick leave during the Term in accordance with the Company’s policies regarding vacation and other leaves for senior executives of the Company.
     c. The Company shall pay or reimburse Executive for all of his out-of-pocket expenses reasonably incurred in the performance of his duties hereunder on behalf of the Company, including, but not limited to, overnight delivery charges, long distance telephone and facsimile charges and travel expenses (including airfare, hotels, car rental expenses and meals), all in accordance with the Company’s expense reimbursement policy. Payment shall be due after the Company’s receipt of Executive’s invoice or expense report therefor in accordance with the Company’s expense reimbursement policies. In addition, the Company and Executive agree that the Company shall reimburse Executive for 2/3 of Executive’s legal expenses incurred in connection with the negotiation and drafting of this Agreement; provided, however, that in no event will the Company’s reimbursement to Executive for such expenses exceed $10,000.00.
     d. The Company shall reimburse Executive for up to $100,000.00 of actual relocation costs incurred by Executive, including the costs of travel between Seattle and Charleston to conduct a house search and to move to the Charleston area, commissions, inspections costs and legal expenses associated with the sale of Executive’s primary residence in Seattle and the purchase of a new home in the Charleston area, and temporary residence costs (for up to ninety (90) calendar days of temporary residence) in the Charleston area. If Executive resigns employment with the Company without Good Reason (as defined in Section 4.4 hereof) before completing six (6) months of continuous employment with the Company, Executive will be required to repay the Company for any amounts provided to him for relocation purposes.
     e. During the Term, the Company shall provide Executive with health, life and short and long-term disability insurance, in scope and coverage equivalent to that provided to other senior executives of the Company; provided, however, that the short and long-term disability insurance coverage shall be for an amount not less than 60% of Executive’s Base Salary and such coverage may be provided by the Company supplementing benefits provided under the Company’s existing group disability policy, as necessary.
     f. On November 28, 2005 Executive will be granted an initial, one-time option to purchase 800,000 shares of the Company’s common stock (the “Stock Option”) pursuant to the Company’s 2004 Stock Plan. The terms and conditions of the grant of this Stock Option to Executive will be governed by and conditioned upon the execution of a separate stock option agreement between Executive and the Company. The exercise price for shares subject to the Stock Option will be the fair market value of the Company’s common stock on the date of grant. Subject to the following sentence and Subsection 5.2(d), the vesting schedule for the Stock Option will be as follows: 200,000 shares subject to the Stock Option shall vest on the first twelve-month anniversary after the date of grant and 50,000 of the remaining unvested shares subject to the Stock Option shall vest every three (3) months thereafter, provided that Executive remains an employee of the Company as of each such vesting date.
As further detailed in the stock option agreement between Executive and the Company, any unvested shares subject to the Stock Option will accelerate and be fully vested upon a Change in Control. For purposes of this Agreement only, a “Change in Control” shall mean the consummation of (i) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (ii) a sale of all or substantially all of the assets of the Company (other than to Hellman & Friedman Capital Partners III, L.P. and its affiliates or an entity in which they are the controlling members); (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and

Exchange Act of 1934, as amended) (other than to Hellman & Friedman Capital Partners III, L.P. and its affiliates or an entity in which they are the controlling members) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (iv) the liquidation or dissolution of the Company; provided, however, that so long as clause (iii) above is not triggered, neither (X) the sale of shares of the Company’s common stock on the open market by Hellman & Friedman Capital Partners III, L.P. nor (Y) the distribution by Hellman & Friedman Capital Partners III, L.P. of the shares of the Company’s common stock to its limited partners shall constitute a Change in Control for purposes of this Agreement.
     g. The Company will also grant Executive an annual equity bonus payable in restricted stock (or cash if the Company does not then have sufficient shares reserved under a restricted stock plan) (each a “Restricted Stock Bonus”), at a value no less than $562,500.00. The first Restricted Stock Bonus will be valued at $562,500.00 and shall be awarded within thirty (30) calendar days of the Effective Date of this Agreement. Each subsequent Restricted Stock Bonus shall be awarded in accordance with Exhibit B to this Agreement within thirty (30) calendar days of each twelve-month anniversary of the Effective Date of this Agreement or within thirty (30) calendar days after the date any factors described on Exhibit B are met (if such factors on Exhibit B are changed in accordance with this subparagraph), whichever occurs later. The factors set out in Exhibit B may be changed by mutual agreement of the parties, provided that the Company applies such new factors to the restricted stock bonus awards of all other senior executives of the Company and the parties sign and attach such revised factors, if any, to Exhibit B (e.g., Exhibit B-1, etc.). The terms and conditions of each Restricted Stock Bonus will be governed by and conditioned upon the execution of a separate restricted stock purchase agreement between Executive and the Company. The number of shares to be awarded to Executive will be determined by dividing the value of the grant by the fair market value per share of the stock at the time of grant. As further detailed in the restricted stock purchase agreements between Executive and the Company, the vesting of the restricted shares under each Restricted Stock Bonus will be as follows: 1/4th of the shares subject to forfeiture to the Company will vest on each twelve-month anniversary of the date of grant, provided that Executive remains employed by the Company as of each such vesting date. As further detailed in the restricted stock purchase agreements between Executive and the Company, any unvested shares subject to any Restricted Stock Bonus will accelerate and be fully vested upon a Change in Control.
     With respect to each of the items of benefit listed in this Section 3 and any vesting or other criteria for eligibility applicable thereto, Executive shall be credited with length of service beginning as of the initial date of his employment by the Company, except as otherwise required by law. Notwithstanding anything herein to the contrary, the terms of any restricted stock purchase agreement evidencing a Restricted Stock Bonus and the terms of any stock option agreement shall govern if there is a conflict with this Agreement.
     4. Termination.
          4.1 For Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time for “Cause” and Executive shall thereafter be entitled to no compensation or benefits under this Agreement or otherwise, except as provided in Section 5.1 hereof. For purposes of this Agreement, “Cause” means:
     a. Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on Executive’s Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which Executive is constructively liable, including, but not limited to, any liability that is based on acts of the Company for which Executive is charged solely as a result of his offices with the Company and in which he was not directly involved or did not have prior knowledge of such actions or intended actions;
     b. any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by Executive, which is materially detrimental to the reputation, business, and/or operations of the Company;
     c. Executive’s willful and repeated failure or refusal to perform his reasonably-assigned duties (consistent with past practice of the Company) under this Agreement in accordance with Section 2 (other than due to his incapacity due to illness or injury), provided that such willful and repeated failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal; and/or
     d. Executive’s willful violation of any of his material obligations contained in Section 7 herein or in that certain Employee Nondisclosure and Developments Agreement dated as of the date hereof and attached as Exhibit C hereto, which violation materially injures the Company. Whether there has been a material injury to the Company shall be determined by the Company in good faith.
     For purposes of this Agreement, no act or omission by Executive shall be considered “willful” if reasonably believed by Executive to be in, or not contrary to, the best interests of the Company. If the Company terminates Executive’s employment for Cause, the provisions of Section 5.3 shall also apply.
          4.2 Termination Without Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time and for any reason without Cause. If the Company terminates Executive’s employment pursuant to the provisions of this Section 4.2, Executive shall receive the compensation and benefits described in Sections 5.1 and 5.2 hereof.
          4.3 Termination Without Good Reason by Executive. During the Term, Executive may voluntarily terminate his employment by giving the Company written notice no less than ninety (90) calendar days in advance of the effective date of such termination. If Executive voluntarily terminates his employment pursuant to the provisions of this Section 4.3, Executive shall thereafter be entitled to no further compensation or benefits under this Agreement or otherwise, except as provided in Sections 5.1 and 5.4 hereof.
          4.4 Termination for Good Reason by Executive. During the Term, Executive may terminate his employment under this Agreement at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” means:
     a. Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities of Executive, provided such change or diminution continues uncorrected for a period of thirty (30) calendar days after the Company shall have received written notice from Executive stating the nature of such change or diminution;
     b. The occurrence of a Change in Control, provided that within sixty (60) calendar days after such occurrence or the date Executive is notified thereof, whichever is later, Executive gives the Company written notice of Executive’s intention to terminate his employment on an effective termination date that is no less than ninety (90) calendar days after the date of such notice;
     c. A failure of the Company to pay or provide Executive with any of the following compensation or benefits that have become due and payable to Executive: (i) Base Salary, (ii) Bonus Compensation, (iii) other compensation (including restricted stock and/or stock option awards), (iv) benefits or (v) reimbursements (unless there is a good faith dispute over reimbursement of expenses), where any such compensation or benefits are not paid or provided to Executive within thirty (30) calendar days after Executive has given the Company written notice of demand therefor;
     d. A reduction in Executive’s then Base Salary or target Bonus Compensation or a material reduction of any material employee benefit or perquisite enjoyed by him (other than as consented to by Executive or as part of an across-the-board change or reduction applicable to all senior executives of the Company);
     e. Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within fifteen (15) calendar days after a sale or transfer of such assets;

     f. Failure of Executive to be elected as a director of the Company during the Term of this Agreement or his removal from such position during such Term; and/or
     g. A relocation of the Company’s principal office, or Executive’s own office location as assigned to him by the Company, to a location more than forty (40) miles from Charleston, S.C. In the event that Executive elects not to terminate his employment under this Subsection 4.4(g), the Company shall promptly reimburse Executive for the reasonable expenses he incurs in relocating from his then-current location to the location of his new office, including, without limitation, all moving expenses, legal expenses and commissions associated with selling his primary residence and all closing costs relating to his acquisition of a residence in the area of his new office.
     In the event Executive terminates employment with the Company pursuant to the provisions of this Section 4.4, Executive shall receive the compensation and benefits described in Sections 5.1 and 5.2 hereof.
          4.5 Termination for Disability or Death. During the Term, Executive’s employment may be terminated by either party in the event Executive suffers a physical or mental disability (as defined below), as determined in the reasonable opinion of a medical doctor selected by the agreement of the Company and Executive. In the event that the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. To the extent that the expenses associated with any such medical determination are not covered by medical insurance, the Company shall bear all such costs. Executive will be deemed to suffer a disability if Executive is unable, due to a physical or mental disability, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred eighty (180) nonconsecutive calendar days during any three hundred sixty (360) calendar day period. If Executive is terminated because of a disability under this Section 4.5, he shall be entitled to such benefits as are generally available under the Company’s disability insurance policies, if any, and any additional coverage required pursuant to Subsection 3.3(e). If Executive dies or is terminated due to a disability under this Section 4.5, Executive or his estate shall be entitled to only the compensation and benefits described in Section 5.1 and 5.5 hereof.
          4.6 Board Seat. Upon termination of employment by either party for any reason, Executive will resign his position on the Board and any other positions he may hold with or for the benefit of the Company and/or its affiliates, including, but not limited to, as an officer and/or director of any Company subsidiaries.

     5. Payment Obligations Upon Termination.
          5.1 Accrued Compensation and Benefits. Upon termination of Executive’s employment by either party for any reason, Executive (or his heirs, successors, personal representatives or assigns) will receive from the Company: (a) payment for any accrued, unpaid Base Salary through the termination date; (b) payment for any accrued, unpaid vacation time through the termination date; (c) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; and (d) participation in any Company benefit plans or programs through the termination date.
          5.2 Termination by the Company Without Cause or by Executive for Good Reason. In addition to the compensation and benefits described in Section 5.1 hereof, if the Company terminates Executive’s employment without Cause during the Term (other than due to Executive’s death or disability) or if Executive terminates his employment for Good Reason, Executive shall receive a pro-rata share of the target Bonus Compensation accrued through the termination date, and the Company will provide the following severance benefits to Executive, provided that such severance benefits are conditioned upon Executive executing a general release of claims in favor of the Company in the form attached as Exhibit D hereto:
     a. The Company will make a lump sum payment equal to the annual target Bonus Compensation at the rate in effect on the termination date, less any required taxes and withholdings, payable within sixty (60) calendar days of the termination date;
     b. The Company will continue paying Executive his annual Base Salary at the rate in effect on the termination date, less any required taxes and withholdings, for a period of twelve (12) months after the termination date; provided, however, that the Company will not have any obligation to pay any amounts under Subsections (a) and (b) hereof until after Executive has executed Exhibit D hereto (and until after the expiration of any revocation periods required by applicable law);
     c. The Company will continue Executive’s participation in the Company’s health benefits at the same level as in effect on the termination date for a period of eighteen (18) months after the termination date or until Executive is eligible for equivalent health benefits from another employer, whichever is sooner. If the Company’s health benefit plans or programs do not allow for Executive’s continued participation in such plans or programs after termination of employment, the Company agrees to reimburse Executive for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided, however, that such reimbursement will be conditioned upon Executive’s timely election of continued coverage under COBRA; and
     d. Executive will be entitled to twelve (12) months acceleration of the vesting of shares subject to the Stock Option and the restricted stock comprising the Restricted Stock Bonuses, such that the Stock Option will be exercisable and the Restricted Stock Bonuses will be vested on Executive’s termination date as if Executive’s termination date were twelve (12) months later. After giving effect to the acceleration provided for in the preceding sentence, any unvested shares subject to the Stock Option and comprising the Restricted Stock Bonuses will be forfeited as of the termination date. As further detailed in the stock option agreement between Executive and the Company, Executive will have one hundred eighty (180) calendar days after termination of employment with the Company (and in no event later than any specified expiration of such options) to exercise any and all vested options to purchase the Company’s common stock.
          5.3 Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, Executive will be entitled to only the compensation and benefits described in Section 5.1 hereof and no further compensation or benefits. In addition, as further detailed in the stock option and/or restricted stock purchase agreements between Executive and the Company, all unexercised options to purchase the Company’s stock, whether vested or unvested, and any unvested restricted stock granted to Executive during his employment with the Company, will be forfeited immediately upon such termination.
          5.4 Termination by Executive Without Good Reason. If Executive terminates employment with the Company without Good Reason during the Term, Executive will be entitled to the compensation and benefits described in Section 5.1 hereof. All then unvested options to purchase the Company’s stock and any restricted stock that remains unvested will be forfeited immediately. As further detailed in the stock option agreement between Executive and the Company, Executive will have one hundred eighty (180) calendar days after termination of employment with the Company (and in no event later than any specified expiration of such options) to exercise any and all vested options to purchase the Company’s common stock; thereafter, any unexercised options will terminate.
          5.5 Termination Due to Death or Disability. If Executive’s employment is terminated due to death or disability during the Term, Executive will be entitled to the compensation and benefits described in Section 5.1 hereof, as well as a pro-rata share of the target Bonus Compensation accrued through the termination date. All then unvested options to purchase the Company’s stock and any restricted stock that remains unvested will be forfeited immediately. As further detailed in the stock option agreement between Executive and the Company, Executive will have twelve (12) months after termination of employment with the Company (and in no event later than any specified expiration of such options) to exercise any and all vested options to purchase the Company’s common stock; thereafter, any unexercised options will terminate.
          5.6 No Mitigation or Offset. In the event of any termination of employment under Section 4, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or other service that he may provide, except as provided in Subsection 5.2(c) hereof.
     6. Nondisclosure; Developments; Return of Materials. As a condition of employment with the Company, Executive further agrees to execute the Company’s Employee Nondisclosure and Developments Agreement, a copy of which is attached hereto as Exhibit C, the terms and conditions of which are incorporated herein by reference as if fully set out herein. Executive further agrees that upon termination of this Agreement, or upon request by the

Company, Executive shall turn over to the Company all documents, files, office supplies and any other material or work product in his possession or control which were created pursuant to or derived from Executive’s services to the Company.
     7. Noncompetition.
          7.1 Noncompetition Provisions. Executive recognizes and agrees that the Company has many substantial, legitimate business interests that can be protected only by Executive agreeing not to compete with the Company or its subsidiaries under certain circumstances. These interests include, without limitation, the Company’s contacts and relationships with its customers, the Company’s reputation and goodwill in the industry, the financial and other support afforded by the Company, and the Company’s rights in its confidential information. Executive therefore agrees that during his employment with the Company and for the twelve (12) month period of time following the termination of such employment by either party for any reason, he will not, without the prior written consent of the Company, engage in any of the following activities in the United States (the “Protected Zones”), relating to the Protected Businesses (as defined below):
     a. engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity which provides products or services directly competitive with those being actively developed, manufactured, marketed, sold or otherwise provided by the Company or its subsidiaries as of the date hereof (the “Protected Businesses”) in the Protected Zones;
     b. have any ownership or financial interest, directly or indirectly, in any entity in the Protected Zones engaged in the Protected Businesses, including, without limitation, as an individual, partner, shareholder (other than as an owner of an entity in which Executive owns less than 5% of the economic interests), officer, directly, executive, principal, agent or consultant;
     c. solicit, acquire or conduct any Protected Business from or with any customers of the Company or its subsidiaries (as defined below) in the Protected Zones;
     d. solicit any of the employees or independent contractors of the Company or its subsidiaries or induce any such persons to terminate their employment or contractual relationships with any such entities; and/or
     e. serve as an officer or director of any entity engaged in any of the Protected Businesses in the Protected Zones.
     For purposes of this Section 7, customers of the Company or its subsidiaries shall include those customers to whom the Company or its subsidiaries were providing products or services at the termination of Executive’s employment, or had proposals outstanding for the provision of services, at the time of such termination.

          7.2 Separate Covenants. The parties understand and agree that the noncompetition agreement set forth in this Section 7 shall be construed as a series of separate covenants not to compete: one covenant for each country, state and province within the Protected Zone, one for each separate line of business of the Company, and one for each month of the noncompetition period. If any restriction set forth in this Section 7 is held by a court of competent jurisdiction to be unenforceable with respect to one or more geographic areas, lines of business and/or months of duration, then Executive agrees, and hereby submits, to the reduction and limitation of such restriction to the minimal effect necessary so that the provisions of this Section 7 shall be enforceable.
          7.3 Limitation. Nothing contained in this Agreement or in Exhibit C attached hereto shall prohibit Executive from utilizing his skill, acumen or experience after the termination of his employment with the Company, provided that such activities do not violate this Section 7.
     8. Indemnification.
          8.1 General Indemnification Provisions. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board, or if greater, by the laws of the State of Delaware, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, successors, personal representatives, assigns, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.
          8.2 Insurance Coverage. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.
     9. Saving Provision. The Company and Executive agree and stipulate that the agreements set out in Section 7 of this Agreement and in the Employee Nondisclosure and Developments Agreement attached hereto as Exhibit C are fair and reasonably necessary for the protection of the business, goodwill, confidential information, and other protectable interests of the Company in light of all of the facts and circumstances of the relationship between Executive and the Company. In the event a court of competent jurisdiction should decline to enforce those provisions, such provisions shall be deemed to be modified to restrict Executive to the maximum extent which the court shall find enforceable; provided, however, in no event shall the above provisions be deemed to be more restrictive to Executive than those contained herein.
     10. Injunctive Relief. Executive acknowledges that the breach or threatened breach of any of the nondisclosure or noncompetition covenants contained herein or in Exhibit C hereto would give rise to irreparable injury to the Company, which injury would be inadequately compensable in money damages. Accordingly, notwithstanding the provisions of Section 20 hereof, the Company may seek and obtain a restraining order and/or injunction from a court of competent jurisdiction, prohibiting the breach or threatened breach of any of the nondisclosure or noncompetition covenants contained herein or in Exhibit C hereto, in addition to and not in limitation of any other legal remedies which may be available. Executive further acknowledges and agrees that the acknowledgements and covenants set out above are necessary for the protection of the Company’s legitimate goodwill and business interests and are reasonable in scope and content. Similarly, the Company acknowledges and agrees, notwithstanding the provisions of Section 20 hereof, that Executive may seek equitable relief in a court of competent jurisdiction with respect to any obligations related to the nondisclosure or noncompetition covenants contained herein or in Exhibit C hereto.
     11. Enforcement. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action against the Company by Executive or against Executive by the Company, whether predicated on this Agreement or otherwise.
     12. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of South Carolina, without regard to conflict of law principles.
     13. Waiver of Breach. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.
     14. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, South Carolina 29492
Attention: Senior Vice President and General Counsel

With a copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Donald R. Reynolds, Esq.

If to Executive:	Mr. Marc Chardon
2031 Federal Avenue E
Seattle, Washington 98102

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Neil Jacobs, Esq.
     15. Modification. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section. No waiver by either party or any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto (other than additional attachments to Exhibit A or B hereto as specified in Section 3). No modification or waiver by the Company shall be effective without the consent of at least a majority of the Board members then in office at the time of such modification or waiver, excluding Executive’s vote as a director on such matters.
     16. Entirety. This Agreement, including any exhibits hereto, as it may be amended pursuant to the terms hereof, represents the complete and final agreement of the parties and shall control over any other statement, representation or agreement by the Company related to the subject matter hereof (e.g., as may appear in employment or policy manuals). This Agreement supersedes in its entirety any prior negotiations, discussions or agreements, either written or oral, between the parties with regard or relating to the employment of Executive by the Company.
     17. Survival. The provisions of this Agreement and in Exhibit C hereto relating to post-termination compensation (including, without limitation, the severance benefits and related rights), confidentiality and noncompetition shall survive the expiration or termination of this Agreement.
     18. Severability. Without in any way limiting the provisions of Sections 7.2 and 9, in case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed and reformed to the maximum extent permitted by law.
     19. Binding Effect; Successors. This Agreement shall inure to the benefit of Executive and his heirs, successors, personal representatives and assigns. Executive acknowledges that the services to be rendered by him thereunder are unique and personal in nature. Accordingly, Executive may not assign or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign or transfer this Agreement to any successor of all of its business or assets. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     20. Arbitration. Other than with respect to any disputes concerning Executive’s obligations under Section 7 of this Agreement or Exhibit C hereto, in the event of any dispute or claim arising out of or in connection with this Agreement or the enforcement of rights hereunder, such dispute or claim shall be submitted to binding arbitration in accordance with S.C. Code Ann. § 15-48-10 et seq., as amended, and the then-current rules and procedures of the American Arbitration Association’s (the “AAA’s”) National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected by an agreement of the parties to the dispute or claim from the panel of arbitrators selected by the AAA, or, if the parties cannot agree on an arbitrator within thirty (30) calendar days after the notice of a party’s desire to have a dispute settled by arbitration, then the arbitrator shall be selected by the AAA in Charleston, South Carolina. The arbitrator shall apply the laws of the State of South Carolina, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. The determination reached in such arbitration shall be final and binding on all parties hereto without any right of appeal or further dispute. Execution of the determination by such arbitration may be sought in any court of competent jurisdiction.
     In the event of any arbitration as provided under this Agreement, or the enforcement of rights hereunder, the arbitrator shall have the authority to, but shall not be required to, award the prevailing party his or its costs and reasonable attorneys’ fees, to the extent permitted by applicable law.
     21. Section 409A Grossup. The parties neither intend nor expect the payments under this Agreement to be subject to taxation under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (or any comparable successor section, referred to collectively as the “Section 409A Tax”), but the parties recognize that the application of the Section 409A Tax is uncertain at this time. If, however, Executive and his tax advisors conclude that the Section 409A Tax will apply, the Company agrees to pay Executive an additional cash amount (a “Grossup Payment”) when making, or being deemed to make, any compensatory payment subject to the Section 409A Tax or as soon thereafter as Executive notifies the Company that additional payments are due. This Grossup Payment shall be sufficient such that the net amount retained by Executive after deduction of any additional taxes imposed by the Section 409A Tax, and any federal, state and local income tax, employment tax and excise tax imposed upon the Grossup Payment, shall be equal to the value of the compensatory payment subject to the Section 409A Tax before the application of such tax. Executive shall, at the Company’s expense, provide or approve a tax analysis to support the gross-up payments.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Employment and Noncompetition Agreement effective as of the Effective Date set forth above.

COMPANY:

BLACKBAUD, INC.

By:	/s/ Mick Hellman

Name:	Mick Hellman

Title:	Chairman

EXECUTIVE:

/s/ Marc Chardon

Marc Chardon

EXHIBIT A
BONUS COMPENSATION FORMULA
Bonus plan based on the Blackbaud 2005 Corporate Incentive Plan Summary, but also includes a subjective portion administered at the Board’s discretion. Bonus is based 80% on attainment of key financial goals (the “Quantitative Award”) and 20% on the Board’s subjective evaluation of CEO performance (the “Subjective Award”). Target bonus shall be no less than $450,000 based on achievement of the financial plan and full utilization of the Subjective Award. Amounts could be greater or less than this amount based on actual results and the Board’s review of CEO performance. Total bonus shall not exceed two (2) times the target bonus.
The Quantitative Award will function as follows:
•	Performance against budget, both Revenue and “Adjusted” EBIT (EBIT before bonus expense), will determine the size of award.

•	In calculating performance achievement, Revenue will receive a 70% weighting and “Adjusted” EBIT a 30% weighting.

•	Actual Revenue and Actual “Adjusted” EBIT must BOTH achieve at least 90% of budget in order for CEO to qualify for a bonus.

•	Quantitative Award will be determined based upon a factor calculated as follows:

Factor =	.7 x Actual Revenue	+	.3 x Actual “Adjusted” EBIT
	Budgeted Revenue		Budgeted “Adjusted” EBIT
            When the factor equals 1.00, Quantitative Award will be 100% of the target.
The Subjective Award will be determined by the Board based on the Board’s review of CEO performance.

EXHIBIT B
RESTRICTED STOCK BONUS FACTORS
     A Restricted Stock Bonus of $562,500.00 shall be awarded to Executive within thirty (30) calendar days of the Effective Date and each twelve-month anniversary thereafter.

EXHIBIT C
EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT
     THIS EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT IS made and entered into this ___ day of November 2005, by and between Blackbaud, Inc., a Delaware corporation (the “Company”) and Marc Chardon (“Employee”).
     WHEREAS, the Company desires to employ Employee subject to the terms and conditions set forth herein; and
     Employee desires to be employed by the Company and is willing to agree to the terms and conditions set forth herein; and
     Employee understands that, in its business, the Company has developed and uses commercially valuable technical and nontechnical information and that, to guard the legitimate interests of the Company, it is necessary for the Company to keep such information confidential and to protect such information as trade secrets or by patent or copyright; and
     Employee recognizes that the computer programs, system documentation, manuals and other materials developed by the Company are the proprietary information of the Company, that the Company regards this information as valuable trade secrets and that its use and disclosure must be carefully controlled; and
     Employee further recognizes that, although some of the Company’s customers and suppliers are well known, other customers, suppliers and prospective customers and suppliers are not so known, and the Company views the names and identities of these customers, suppliers and prospective customers and suppliers, as well as the content of any sales proposals, as being the Company’s trade secrets; and
     Employee further recognizes that any ideas, software or Company processes that presently are not being sold, and that therefore are not public knowledge, are considered trade secrets of the Company; and
     Employee understands that special hardware and/or software developed by the Company is subject to the Company’s proprietary rights and that the Company may treat those developments, whether hardware or software, as either trade secrets, copyrighted material or patentable material, as applicable; and
     Employee understands that all such information is vital to the success of the Company’s business and that Employee, through Employee’s employment, has or may become acquainted with such information and may contribute to that information through inventions, discoveries, improvements, software development, or in some other manner;
     NOW, THEREFORE, in consideration of the foregoing premises and Employee’s employment and/or continuation of employment, the parties agree as follows:

     1. Employee will not at any time, whether during or after the termination of his employment, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party that the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except (i) as may be required in the ordinary course of performing his duties as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, and Employee shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner that may injure or cause loss to the Company.
     2. If at any time or times during Employee’s employment, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) that relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (herein called the “Developments”), such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Employee shall promptly disclose to the Company each such Development and hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Company. Upon the request of the Company and without further remuneration by the Company, but at the expense of the Company, Employee will execute and deliver all documents and do other acts which are or may be necessary to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain, extend and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments.
     3. During Employee’s employment, and for a period of twelve (12) months thereafter, Employee will not solicit business from any person or entity to whom the Company or any of its affiliates has sold its products or services; nor shall Employee contact, communicate with, solicit or attempt to recruit or hire, any employee of the Company or any of its affiliates with the intent or effect of inducing or encouraging said employee to leave the employ of the Company or any of its affiliates or to breach other obligations to the Company.
     4. Employee understands that this Agreement does not create an obligation on the Company or any other person or entity to continue Employee’s employment.
     5. Employee represents that the Developments, if any, identified on Exhibit 1 attached hereto comprise all the unpatented and uncopyrighted Developments that Employee has made or conceived prior to or otherwise not in connection with Employee’s employment by the

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Company, which Developments are excluded from this Agreement. Employee understands that it is necessary only to list the title and purpose of such Developments but not the details thereof.
          Employee further represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees he will not enter into, any agreement either written or oral in conflict herewith.
     6. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
     7. Employee hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist.
     8. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.
     9. As used in this Agreement, the term “Company” shall include Blackbaud, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. This Agreement may be amended only in a writing signed by each of the parties hereto.
     10. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to conflict of laws principles. This Agreement may be executed in counterparts, but all such counterparts shall together constitute one and the same instrument.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

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     IN WITNESS WHEREOF, the undersigned have executed this Employee Nondisclosure and Developments Agreement as a sealed instrument as of the date first above written.

EMPLOYEE:

(SEAL)
Marc Chardon

COMPANY:

BLACKBAUD, INC.

By:

Name:

Title:

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EXHIBIT 1
PRIOR DEVELOPMENTS BY EMPLOYEE

EXHIBIT D
GENERAL RELEASE
                     _____, 200__
VIA HAND DELIVERY
Mr. Marc Chardon

     Re: Separation Agreement and General Release of all Claims
Dear Marc:
     As discussed, your employment with Blackbaud, Inc. (“Blackbaud”) will end on                      ___, ___ (the “Separation Date”). As soon as possible and no later than the Separation Date, please return all Blackbaud property, including, but not limited to, any equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies) to Blackbaud’s Vice President of Human Resources or his/her designee.
     The enclosed Separation Agreement and General Release of all Claims (the “Agreement”) contains the severance benefits you are entitled to pursuant to Section 5.2 of the Employment and Noncompetition Agreement, in exchange for your complete release of claims against Blackbaud. Therefore, Blackbaud encourages you to read the enclosed Agreement carefully and to consult with an attorney before signing it.
     If you agree with the terms of the enclosed Agreement and wish to receive the severance benefits described in the Agreement, you must sign and date the enclosed Agreement and return the signed and dated copy to Blackbaud’s Vice President of Human Resources by hand delivery or by depositing it in the U.S. mail in the enclosed self-addressed, stamped envelope by the close of business on the twenty-first (21st) calendar day after you receive this Agreement. Once you sign this Agreement, you will have seven (7) days to revoke your acceptance by giving written notice of such revocation to Blackbaud’s Vice President of Human Resources. To be effective, the notice of revocation must actually be received by Blackbaud’s Vice President of Human Resources within the seven (7) day revocation period.

Mr. Marc Chardon
                     ___, 2005

     By dating and signing below in the space provided on the following page, you are acknowledging only that you received this letter and the enclosed Agreement on the date indicated.

BLACKBAUD, INC.

By:
Print Name:
Its:
******************************************************************************
     I hereby acknowledge that I have received a copy of this letter and the Separation Agreement and General Release of all Claims on this date.

Marc Chardon	Date

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THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO
THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.) AND/OR THE S.C.
UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.)
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (the “Agreement”) is entered into by and between Marc Chardon (“Employee”), residing at                                                              and BLACKBAUD, INC. (“Blackbaud”), having its principal office at 2000 Daniel Island Drive, Charleston, SC 29492.
     WHEREAS, Employee and Blackbaud are parties to that certain Employment and Noncompetition Agreement, effective as of November 28, 2005 (the “Employment Agreement”);
     WHEREAS, Employee and Blackbaud are terminating the employment relationship between them pursuant to Section [___] of the Employment Agreement, and wish to resolve any and all claims or disputes that may exist between them by executing this Agreement; and
     WHEREAS, unless otherwise defined herein, capitalized terms not specifically defined in this Agreement will have the same definition as provided in the Employment Agreement.
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, as well as the payment of certain benefits to Employee as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed as follows:
1.	Separation of Employment; Accrued Compensation. Employee’s last date of employment with Blackbaud will be (the “Separation Date”). Regardless of whether Employee signs this Agreement, in accordance with Section 5.1 of the Employment Agreement, Blackbaud will make payment to Employee for: (a) any accrued, unpaid Base Salary and a pro-rata share of the target Bonus Compensation accrued through the Separation Date; (b) any accrued, unpaid vacation time through the Separation Date; (c) reimbursement for any unreimbursed expenses in accordance with Blackbaud’s policies; and (d) participation in any Blackbaud benefit plans or programs through the Separation Date.

2.	Severance Benefits. If Employee executes this Agreement and does not revoke it, in accordance with Section 5.2 of the Employment Agreement, Employee will receive the following severance benefits:
     a. Blackbaud will make a lump sum payment equal to the annual target Bonus Compensation at the rate in effect on the Separation Date, less any required taxes and withholdings, payable within sixty (60) calendar days of the Separation Date;
     b. Blackbaud will continue paying Employee his annual Base Salary at the rate in effect on the Separation Date, less any required taxes and withholdings, for a period of twelve (12) months after the Separation Date; provided, however, that Blackbaud will not have any obligation to pay any amounts under Subsections (a) and (b) of this Section 2 until after the expiration of the revocation period set out in Section 14 of this Agreement;
     c. Blackbaud will continue Employee’s participation in the Blackbaud’s health benefits at the same level as in effect on the Separation Date for a period of eighteen (18) months after the Separation Date or until Employee is eligible for equivalent health benefits from another employer, whichever is sooner. If Blackbaud’s health benefit plans or programs do not allow for Employee’s continued participation in such plans or programs after termination of employment, Blackbaud agrees to reimburse Employee for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided, however, that such reimbursement will be conditioned upon Employee’s timely election of continued coverage under COBRA;
     d. Employee will be entitled to twelve (12) months acceleration of the vesting of shares subject to the Stock Option and the restricted stock comprising the Restricted Stock Bonuses, such that the Stock Option will be exercisable and the Restricted Stock Bonuses will be vested on Employee’s Separation Date as if Employee’s separation date were twelve (12) months later. After giving effect to the acceleration provided for in the preceding sentence, any unvested shares subject to the Stock Option and comprising the Restricted Stock Bonuses will be forfeited as of the Separation Date. As further detailed in the stock option agreement between Employee and Blackbaud, Employee will have one hundred eighty (180) calendar days after the Separation Date (and in no event later than any specified expiration of such options) to exercise any and all vested options to purchase Blackbaud’s common stock; and
Employee further acknowledges and agrees that except as specifically provided in this Agreement, he is not eligible for, and will not receive, any additional compensation or benefits from Blackbaud.
3.	Consideration to Employee. In consideration of Employee’s execution of this Agreement, Blackbaud will provide Employee with the payment and benefits described in Section 2 herein.

4.	Blackbaud Benefits. Employee understands and agrees that except as specifically provided in Subsection 2(c) of this Agreement, his entitlement to all Blackbaud-provided benefits will cease as of the Separation Date.

5.	Post-Termination Obligations. Employee acknowledges, agrees, and hereby affirms that while employed by Blackbaud, he was subject to valid and enforceable non-solicitation and non-competition obligations (as provided in Section 7 of the Employment Agreement and in Exhibit C thereto, both of which are incorporated by reference herein) that placed certain restrictions on Employee following his separation from employment with Blackbaud for any reason. Employee acknowledges and agrees that these non-solicitation and non-competition obligations are and at all times have been fully enforceable against him. Employee acknowledges and agrees that such provisions of the

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Employment Agreement and related Employee Nondisclosure and Developments Agreement will remain and are fully enforceable.

6.	COBRA Election. Upon loss of health care coverage, Employee will be entitled to elect continuation of his health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Blackbaud will provide Employee with information explaining his right to continue his medical and dental coverage under COBRA after the Separation Date.

7.	Return of Blackbaud Property. Employee relinquishes all right, title and interest to, and will return to Blackbaud all property belonging to Blackbaud, including, but not limited to, equipment, identification cards, keys, the corporate credit card(s), customer lists, information, confidential information, trade secrets, developments, forms, formulae, plans, documents, systems, designs, methodologies, product features, technology, and other written and computer materials, and copies of the same, belonging to Blackbaud, its affiliates, or any of their customers, within Employee’s possession or control and he will not at any time copy or reproduce the same.

8.	Release of Claims. In consideration of the payments and benefits granted hereunder, Employee, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, except as to obligations arising under this Agreement, Blackbaud, its officers, directors, affiliates, agents and employees, and their successors and assigns, from any and all claims, causes of action, liability, damages, expenses and/or losses of whatever kind or nature (including related attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, that Employee may now have or has ever had arising directly or indirectly out of the Employment Agreement (including any and all attachments thereto), his employment, or his separation from employment, with Blackbaud, by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge includes, without limitation, any and all claims related to any wrongful or unlawful discharge, discipline or retaliation, any contract of employment, whether express or implied, compensation including commissions, Blackbaud’s benefit plans and the management thereof, defamation, slander, libel, invasion of privacy, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee’s employment, or separation from employment, with Blackbaud. This waiver, release and discharge further applies, but is not limited, to any or all claims arising under any state or federal employment discrimination law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disability Act, Executive Order 11246; the South Carolina Payment of Wages Act (S.C. Code Ann. § 41-10-10 et seq.); the Employee Retirement Income Security Act of 1974; and any other applicable federal, state or local statute, regulation or common law regarding employment, employee benefits, discrimination in employment, or the termination of employment.

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Employee expressly waives all claims against Blackbaud, including those which he does not know or suspect to exist in his favor as of the date of this Agreement. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Employee against Blackbaud constitutes a material part of the consideration flowing from Employee to Blackbaud under this Agreement; provided, however, that nothing in this Agreement prohibits Employee from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

9.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and Blackbaud with respect to all matters pertaining to Employee’s employment and termination, except that nothing herein will be deemed to modify or release any of Employee’s continuing obligations to Blackbaud under the Employment Agreement, or any other confidentiality, trade secret and invention assignment agreement signed by Employee.

10.	Governing Law. This Agreement will be construed under the laws of South Carolina, without regard to conflict of laws principles.

11.	Arbitration. In the event of any dispute or claim arising out of or in connection with this Agreement or the enforcement of rights hereunder, such dispute or claim shall be submitted to binding arbitration in accordance with S.C. Code Ann. § 15-48-10 et seq., as amended, and the then-current rules and procedures of the American Arbitration Association’s (the “AAA’s”) National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected by an agreement of the parties to the dispute or claim from the panel of arbitrators selected by the AAA, or, if the parties cannot agree on an arbitrator within thirty (30) calendar days after the notice of a party’s desire to have a dispute settled by arbitration, then the arbitrator shall be selected by the AAA in Charleston, South Carolina. The arbitrator shall apply the laws of the State of South Carolina, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. The determination reached in such arbitration shall be final and binding on all parties hereto without any right of appeal or further dispute. Execution of the determination by such arbitration may be sought in any court of competent jurisdiction. Notwithstanding the foregoing, Blackbaud or Employee may bring a suit in any court of competent jurisdiction regarding any dispute concerning Employee’s obligations under Section 7 of the Employment Agreement or Exhibit C thereto.

In the event of any arbitration as provided under this Agreement, or the enforcement of rights hereunder, the arbitrator shall have the authority to, but shall not be required to, award the prevailing party his or its costs and reasonable attorneys’ fees, to the extent permitted by applicable law.

12.	No Admissions. The promises and payments described herein are not to be construed as an admission of any liability by either party with respect to any federal, state or local

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statute or regulation or other common law claims. The promises and payments made herein are in consideration of Employee’s release of claims against Blackbaud.

13.	Voluntary Execution. Employee understands and acknowledges that he was advised and is hereby advised in writing to consult with an attorney before executing this Agreement, and further acknowledges that he has been given a reasonable opportunity to do so. By signing below, Employee acknowledges that he has been afforded at least twenty-one (21) days from the date of his receipt of this Agreement to review and consider the Agreement’s terms.

Employee further acknowledges that he understands the contents of this Agreement, that this Agreement is entered into freely and voluntarily, and that it is not predicated or influenced by any representations of Blackbaud or any of its employees or agents other than those stated in this Agreement. Employee has carefully read, understands, and is voluntarily entering into this Agreement, and hereby attests that he fully understands the extent and importance of its provisions. Employee further acknowledges that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type.

14.	Right to Revoke. Employee understands, agrees, and acknowledges that he has seven (7) days following his execution of this Agreement to revoke the Agreement and has been, and hereby is, advised that this Agreement will not become effective or enforceable, and all payments or obligations recited herein will not be paid, until the revocation period has expired. Revocation must be in writing and received by Blackbaud’s Vice President of Human Resources before the end of business on the seventh (7th) day after Employee’s execution of this Agreement.

15.	Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

16.	Section 409A Grossup. The parties neither intend nor expect the payments under this Agreement to be subject to taxation under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (or any comparable successor section, referred to collectively as the “Section 409A Tax”), but the parties recognize that the application of the Section 409A Tax is uncertain at this time. If, however, Employee and his tax advisors conclude that the Section 409A Tax will apply, Blackbaud agrees to pay Employee an additional cash amount (a “Grossup Payment”) when making, or being deemed to make, any compensatory payment subject to the Section 409A Tax or as soon thereafter as Employee notifies Blackbaud that additional payments are due. This Grossup Payment shall be sufficient such that the net amount retained by Employee after deduction of any additional taxes imposed by the Section 409A Tax, and any federal, state and local income tax, employment tax and excise tax imposed upon the Grossup Payment, shall be equal to the value of the compensatory payment subject to the Section 409A Tax before the application of such tax. Employee shall, at Blackbaud’s expense, provide or approve a tax analysis to support the gross-up payments.
Signed and accepted by Employee on                      ___, 200___:

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EMPLOYEE

Marc Chardon
BLACKBAUD, INC.
By:
Title:
Date:

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